Exhibit 26(d)(1): Specimen Variable Universal Life Insurance Policy Form (Form No. (2514(VUL)-9/04)

Security Life of Denver Insurance Company
A Stock Company

INSURED:	JOHN DOE
POLICY DATE:	September 15, 2004
POLICY NUMBER:	67000001

WE AGREE TO PAY the death benefit to the beneficiary upon the death of the insured while this policy is in force.

WE ALSO AGREE to provide the other rights and benefits of the policy. These agreements are subject to the provisions of the policy.

Please Read Your Policy Carefully

RIGHT TO EXAMINE PERIOD. You have the right to examine and return this policy. You may return it by mail or other delivery to the agent/registered representative who sold it to you or to our Customer Service Center within 10 days after you receive it. It will then be void from the beginning. Upon return of the policy during the right to examine period, we will refund all premiums paid.

This policy is signed for Security Life of Denver Insurance Company by

/s/ Mark A. Tullis	/s/ Paula Cludray-Engelke
President	Secretary

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to Security Life of Denver Insurance Company.

This policy is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY.
This is a NON-PARTICIPATING policy.

Death benefits and other values provided by this contract, when based on the investment experience of the Separate Account, are variable. These values may increase or decrease, based on investment experience of the divisions of the Separate Account and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured's 100th birth date.

SECURITY LIFE OF DENVER INSURANCE COMPANY
Customer Service Center
P. O. Box 5065
Minot, ND 58702-5065

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2514(VUL)-9/04

TABLE OF CONTENTS

SCHEDULE 4

DEFINITIONS 5

INSURANCE COVERAGE PROVISIONS 6
POLICY DATE 6
BASE DEATH BENEFIT 6
CHANGE IN REQUESTED INSURANCE COVERAGE 6
Requested Increases in Coverage 7
Requested Decreases in Coverage 7
Death Benefit Option Changes 7
CONTINUATION OF COVERAGE BEYOND AGE 100 8
PAYOUT OF PROCEEDS 8

PREMIUM PROVISIONS 9
SCHEDULED PREMIUMS 9
UNSCHEDULED PREMIUMS 9
PREMIUM LIMITATIONS 9
FAILURE TO PAY PREMIUM 9
INITIAL PREMIUM ALLOCATION 9
SUBSEQUENT PREMIUM ALLOCATIONS 9
NET PREMIUM 10
CHANGES TO PREMIUM ALLOCATIONS 10

SEPARATE ACCOUNT PROVISIONS 10
THE SEPARATE ACCOUNT 10
SEPARATE ACCOUNT DIVISIONS 10
CHANGES WITHIN THE SEPARATE ACCOUNT 11

GENERAL ACCOUNT PROVISIONS 12
THE GENERAL ACCOUNT 12
GUARANTEED INTEREST DIVISION 12
LOAN DIVISION 12

TRANSFER PROVISIONS 12

ACCOUNT VALUE PROVISIONS 12
VALUES ON THE INVESTMENT DATE 13
ACCUMULATION UNIT VALUE 13
ACCUMULATION EXPERIENCE FACTOR 13
VALUE OF THE DIVISIONS OF THE SEPARATE ACCOUNT 14
VALUE OF THE GUARANTEED INTEREST DIVISION 14
VALUE OF THE LOAN DIVISION 15

DEDUCTIONS 15
MONTHLY DEDUCTION 15
COST OF INSURANCE 15
REDEMPTION FEES 16

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LOAN PROVISIONS 16
POLICY LOANS 16
LOAN INTEREST 16
LOAN DIVISION 16

PARTIAL WITHDRAWAL PROVISIONS 17

SURRENDER PROVISIONS 18
BASIS OF COMPUTATIONS 18
NET CASH SURRENDER VALUE 18
SURRENDER CHARGES 18
FULL SURRENDERS 18

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS 19
GRACE PERIOD 19
TERMINATION 19
REINSTATEMENT 19
DEFERRAL OF PAYMENT 20

GENERAL POLICY PROVISIONS 20
THE POLICY 20
CONTRACT CHANGES 20
AGE 20
PROCEDURES 20
OWNERSHIP 21
BENEFICIARIES 21
CHANGE RIGHT 21
COLLATERAL ASSIGNMENT 21
INCONTESTABILITY 21
MISSTATEMENT OF AGE OR GENDER 22
RECLASSIFICATION OF SMOKER AND/OR TOBACCO USE STATUS 22
SUICIDE EXCLUSION 22
PERIODIC REPORTS 22
ILLUSTRATION OF BENEFITS AND VALUES 22
NONPARTICIPATING 22
CUSTOMER SERVICE CENTER 22

PAYOUTS OTHER THAN AS ONE SUM 23
ELECTION 23
PAYOUT OPTIONS 23
CHANGE AND WITHDRAWAL 23
EXCESS INTEREST 24
MINIMUM AMOUNTS 24
SUPPLEMENTARY POLICY 24
INCOME PROTECTION 24
DEATH OF PRIMARY PAYEE 24
PAYMENTS OTHER THAN MONTHLY 24

SETTLEMENT OPTION TABLES 25

Any supplementary amendments, endorsements or riders and a copy of the application follow the final policy provisions and are to be considered part of the Policy.

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2514(VUL)-9/04 3

SCHEDULE

POLICY NUMBER 67000001
POLICY DATE SEPTEMBER 15, 2004

INSURED JOHN Q. DOE
AGE/GENDER 35, MALE
PREMIUM CLASS: STANDARD NONSMOKER
RATING FACTOR: 1.00

INITIAL STATED DEATH BENEFIT [$100,000]
[ADJUSTABLE TERM INSURANCE [$150,000*]
DEATH BENEFIT]
[TARGET DEATH BENEFIT] [$250,000**]

MINIMUM DEATH BENEFIT AMOUNT [$100,000]

ADDITIONAL BENEFITS AND RIDERS:

DEATH BENEFIT OPTION 1
MONTHLY PROCESSING DATE 15th
SCHEDULED PREMIUM $3000.00, ANNUAL

DEFINITION OF LIFE INSURANCE TEST [GUIDELINE PREMIUM TEST]

Coverage will expire prior to the policy anniversary nearest the insured's 100th birth date if premiums are insufficient to continue coverage. Coverage will also be affected by partial withdrawals, policy loans, changes in the current cost of insurance rates, the investment experience of the divisions of the Separate Account, and the interest rate credited to amounts allocated to the Guaranteed Interest Division.

*This amount is the amount of adjustable term death benefit on the policy date. This death benefit will vary from time to time, and may depend on your account value. See the rider and policy for details.

**This amount is the target death benefit on the policy date. It may change at the beginning of each policy year. See the Schedule and rider for details.

CUSTOMER SERVICE CENTER: P.O. Box 5065, Minot, ND 58702-5065
Toll Free Number 1-877-253-5050

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Schedule (Continued)

SEGMENT Benefit Profile

Description	Segment Stated Death Benefit Amount	Segment Effective Date	Segment Target Premium
Segment #1	$250,000	9/15/04	$1,100

ADDITIONAL BENEFITS AND RIDERS:
Adjustable Term Insurance Rider premium class or rating is the same as Segment #1

A segment is a block of death benefit coverage. The stated death benefit shown on the Schedule at issue is Segment #1. Additional segments may be added to the policy after issue to increase the death benefit. Each individual segment added to the policy has its own cost of insurance charges and expense charges as shown in the Schedule. This is further defined in the Definition of Terms section of your policy.

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(Print for FUW Version)
SCHEDULE (Continued)

EXPENSE CHARGES

A. Premium Expense Charge. This charge is a percent of all premiums. The premium expense charge in segment year 1 is 9.5% of premium up to the segment target premium and 8.5% for amounts in excess of the segment target premium. In segment year 2 and thereafter the premium expense charge is 8.5% of premium up to the segment target premium and 5.5% for amounts in excess of the segment target premium. See the Net Premium provision for details.

B. Guaranteed Maximum Monthly Expense Charges:

1. Per Policy Charge: $15 per policy month in years 1-10.
$ 7.50 per policy month in year 11 and thereafter.

2. Monthly Administrative $[0.04] per thousand of stated death benefit (or target
Expense Charge: death benefit, if greater), for years 1-10 and $0.01 thereafter. This charge applies to the first $10,000,000 of death benefit.

3. Monthly Mortality and See table below.
Expense Risk Charge:

Policy Years	Annual Percentage	Monthly Percentage
1 through 5	0.45%	0.0375%
6 through 10	0.30%	0.025%
11 and Thereafter	0.0%	0.0%

This charge is multiplied by the net account value held in the Separate Account and is deducted each policy month.

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(Print for GI Version)
SCHEDULE (Continued)

EXPENSE CHARGES

A. Premium Expense Charge. This charge is a percent of all premiums. The premium expense charge in segment year 1 is 9.5% of premium up to the segment target premium and 8.5% for amounts in excess of the segment target premium. In segment year 2 and thereafter the premium expense charge is 8.5% of premium up to the segment target premium and 5.5% for amounts in excess of the segment target premium. See the Net Premium provision for details.

B. Guaranteed Maximum Monthly Expense Charges:

1. Per Policy Charge: $20 per policy month in years 1-10.
$7.50 per policy month in year 11 and thereafter.

2. Monthly Administrative $[0.04] per thousand of stated death benefit (or target
Expense Charge: death benefit, if greater), for years 1-10 and $0.01 thereafter. This charge applies to the first $10,000,000 of death benefit.

3. Monthly Mortality and See table below.
Expense Risk Charge:

Policy Years Annual Percentage Monthly Percentage 1 through 5 0.45% 0.0375% 6 through 10 0.30% 0.025% 11 and Thereafter 0.0% 0.0%

This charge is multiplied by the net account value held in the Separate Account and is deducted each policy month.

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(Print for Lower Load Version)
SCHEDULE (Continued)

EXPENSE CHARGES

A. Premium Expense Charge. This charge is a percent of all premiums. The premium expense charge is 5.0% of each premium in all years.

B. Guaranteed Maximum Monthly Expense Charges:

1. Per Policy Charge: $7.50 per policy month in years 1-10.
$0.00 per policy month in year 11 and thereafter.

2. Monthly Mortality and See table below.
Expense Risk Charge:

Policy Years	Annual Percentage	Monthly Percentage
1 through 5	0.45%	0.0375%
6 through 10	0.30%	0.025%
11 and Thereafter	0.0%	0.0%

This charge is multiplied by the net account value held in the Separate Account and is deducted each policy month.

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(Print FUW, GI and Lower Load Versions)

SURRENDER CHARGES

The maximum surrender charges that pertain to the insurance coverages shown in the Schedule are shown in the following table. This table may change upon any increase and/or decrease in the policy's stated death benefit.

SURRENDERS DURING THE POLICY YEAR ENDING	TOTAL SURRENDER CHARGE
2004	$[1125.00]
2005	$[1250.00]
2006	$[1250.00]
2007	$[1250.00]
2008	$[1250.00]
2009	$[1000.00]
2010	$[750.00]
2011	$[500.00]
2012	$[250.00]
2013	$0

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Schedule (Continued)

POLICYHOLDER TRANSACTION CHARGES
Policy Illustrations:	$25 for each illustration after the 1st in a policy year.

POLICY LOANS

Policy Loan Interest Rate Charged:	3.75% per year in the first 5 policy years; 3.15% per year thereafter.
Guaranteed Interest Rate Credited To Loan Division:	3.00% per year
Minimum Loan Amount:	$100
Maximum Loan Amount:	See Loan Provisions section.

PARTIAL WITHDRAWALS

Minimum Partial Withdrawal Amount:	$100
Maximum Partial Withdrawal Amount:	Amount which will leave $500 as the net cash surrender value.
Partial Withdrawal Service Fee:	$10 for each partial withdrawal.
Limit On Partial Withdrawals:	Twelve (12) in a policy year.

GUARANTEED INTEREST DIVISION

Guaranteed Minimum Interest Rate Credited to amounts allocated to the Guaranteed Interest Division:	3.00% per year

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Schedule (Continued)

The policy's base death benefit at any time will be at least equal to the account value times the appropriate factor from this table.

DEFINITION OF LIFE INSURANCE
GUIDELINE PREMIUM TEST/ CASH VALUE CORRIDOR TEST DEATH BENEFIT FACTORS

Insured's Attained Age	Factor	Insured's Attained Age	Factor
0-40	2.50

41	2.43	71	1.13
42	2.36	72	1.11
43	2.29	73	1.09
44	2.22	74	1.07
45	2.15	75	1.05

46	2.09	76	1.05
47	2.03	77	1.05
48	1.97	78	1.05
49	1.91	79	1.05
50	1.85	80	1.05

51	1.78	81	1.05
52	1.71	82	1.05
53	1.64	83	1.05
54	1.57	84	1.05
55	1.50	85	1.05

56	1.46	86	1.05
57	1.42	87	1.05
58	1.38	88	1.05
59	1.34	89	1.05
60	1.30	90	1.05

61	1.28	91	1.04
62	1.26	92	1.03
63	1.24	93	1.02
64	1.22	94	1.01
65	1.20	95	1.00

66	1.19	96	1.00
67	1.18	97	1.00
68	1.17	98	1.00
69	1.16	99	1.00
70	1.15	100 and older	1.00

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SCHEDULE (Continued)

DEFINITION OF LIFE INSURANCE
CASH VALUE ACCUMULATION TEST
DEATH BENEFIT FACTORS

The Cash Value Accumulation Test factor is determined by dividing One by a net single premium rate for the gender, rating class, and attained age of the insured(s). This calculation is made using the greater of 4% or the interest rate guaranteed in the policy, and the mortality factors and calculation rules specified in Internal Revenue Code Sections 7702(b)(2) and 7702(e) and the regulations thereunder that are in effect at the time this policy is issued. The net single premium rate will remain level during the policy year and will equal the rate at the beginning of the policy year. The net single premium will be calculated assuming a level death benefit endowment at age 100.

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Schedule (Continued)

TABLE OF GUARANTEED RATES-Segment #1
Guaranteed Maximum Cost of Insurance Rates Per $1,000 of Net Amount at Risk
(These rates apply to the Base Policy.)
Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate
0	0.34845	34	0.16669	68	2.77350
1	0.08917	35	0.17586	69	3.02328
2	0.08251	36	0.18670	70	3.30338
3	0.08167	37	0.20004	71	3.62140
4	0.07917	38	0.21505	72	3.98666
5	0.07501	39	0.23255	73	4.40599
6	0.07167	40	0.25173	74	4.87280
7	0.06667	41	0.27424	75	5.37793
8	0.06334	42	0.29675	76	5.91225
9	0.06167	43	0.32260	77	6.46824
10	0.06084	44	0.34929	78	7.04089
11	0.06417	45	0.37931	79	7.64551
12	0.07084	46	0.41017	80	8.30507
13	0.08251	47	0.44353	81	9.03761
14	0.09584	48	0.47856	82	9.86724
15	0.11085	49	0.51777	83	10.80381
16	0.12585	50	0.55948	84	11.82571
17	0.13919	51	0.60870	85	12.91039
18	0.14836	52	0.66377	86	14.03509
19	0.15502	53	0.72636	87	15.18978
20	0.15836	54	0.79730	88	16.36948
21	0.15919	55	0.87326	89	17.57781
22	0.15752	56	0.95591	90	18.82881
23	0.15502	57	1.04192	91	20.14619
24	0.15169	58	1.13378	92	21.57655
25	0.14752	59	1.23235	93	23.20196
26	0.14419	60	1.34180	94	25.28174
27	0.14252	61	1.46381	95	28.27411
28	0.14169	62	1.60173	96	33.10677
29	0.14252	63	1.75809	97	41.68475
30	0.14419	64	1.93206	98	58.01259
31	0.14836	65	2.12283	99	83.33333
32	0.15252	66	2.32623
33	0.15919	67	2.54312

The rates shown above are for a standard premium class. If the policy is based on a special premium class (other than standard), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Segment Benefit Profile of the Schedule for the special premium class. If the special premium class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the special premium class is a flat amount per $1,000, the maximum cost of insurance will be determined by adding the extra premium per month per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate shown above. The rates shown above are based on the 1980 U.S. Commissioner's Standard Ordinary Smoker Composite, Male, Ultimate Mortality Table, age nearest birthday.

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SCHEDULE (Continued)

TABLE OF GUARANTEED RATES-Segment #1
Guaranteed Maximum Cost of Insurance Rates Per $1,000 of Rider Benefit
(Adjustable Term Insurance Rider)
Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate
0	0.43602	34	0.20838	68	3.46950
1	0.11168	35	0.22005	69	3.78175
2	0.10334	36	0.23339	70	4.13284
3	0.10251	37	0.25006	71	4.53127
4	0.09918	38	0.26924	72	4.98809
5	0.09418	39	0.29092	73	5.51357
6	0.09001	40	0.31510	74	6.09863
7	0.08334	41	0.34262	75	6.73168
8	0.07917	42	0.37097	76	7.40104
9	0.07751	43	0.40350	77	8.09839
10	0.07584	44	0.43686	78	8.81706
11	0.08001	45	0.47439	79	9.57498
12	0.08834	46	0.51276	80	10.40294
13	0.10334	47	0.55447	81	11.32260
14	0.12001	48	0.59869	82	12.36434
15	0.13835	49	0.64709	83	13.54176
16	0.15752	50	0.69966	84	14.82576
17	0.17420	51	0.76141	85	16.19045
18	0.18587	52	0.82985	86	17.60542
19	0.19420	53	0.90832	87	19.05982
20	0.19837	54	0.99683	88	20.54615
21	0.19921	55	1.09202	89	22.06903
22	0.19671	56	1.19559	90	23.64710
23	0.19420	57	1.30253	91	25.31065
24	0.19004	58	1.41784	92	27.11674
25	0.18420	59	1.54070	93	29.17188
26	0.18003	60	1.67781	94	31.80363
27	0.17837	61	1.83085	95	35.59424
28	0.17753	62	2.00317	96	41.72906
29	0.17837	63	2.19899	97	52.65466
30	0.18003	64	2.41666	98	73.58341
31	0.18587	65	2.65537	99	83.33333
32	0.19087	66	2.90927
33	0.19921	67	3.18092

The rates shown above are for a standard premium class. If the policy is based on a special premium class (other than standard), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Segment Benefit Profile of the Schedule for the special premium class. If the special premium class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the special premium class is a flat amount per $1,000, the maximum cost of insurance will be determined by adding the extra premium per month per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate shown above. The rates shown above are based on the 1980 U.S. Commissioner's Standard Ordinary Smoker Composite, Male, Ultimate Mortality Table, age nearest birthday.

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ADJUSTABLE TERM INSURANCE RIDER SCHEDULE
TABLE OF TARGET DEATH BENEFITS
POLICY YEAR	TARGET DEATH BENEFIT	POLICY YEAR	TARGET DEATH BENEFIT
1	250,000.00	44	500,000.00
2	250,000.00	45	500,000.00
3	250,000.00	46	500,000.00
4	250,000.00	47	500,000.00
5	250,000.00	48	500,000.00
6	250,000.00	49	500,000.00
7	250,000.00	50	500,000.00
8	250,000.00	51	500,000.00
9	250,000.00	52	500,000.00
10	250,000.00	53	500,000.00
11	250,000.00	54	500,000.00
12	250,000.00	55	500,000.00
13	250,000.00	56	500,000.00
14	250,000.00	57	500,000.00
15	250,000.00	58	500,000.00
16	250,000.00	59	500,000.00
17	250,000.00	60	500,000.00
18	250,000.00	61	500,000.00
19	250,000.00	62	500,000.00
20	250,000.00	63	500,000.00
21	500,000.00	64	500,000.00
22	500,000.00	65	500,000.00
23	500,000.00	66	500,000.00
24	500,000.00	67	500,000.00
25	500,000.00	68	500,000.00
26	500,000.00	69	500,000.00
27	500,000.00	70	500,000.00
28	500,000.00	71	500,000.00
29	500,000.00	72	500,000.00
30	500,000.00	73	500,000.00
31	500,000.00	74	500,000.00
32	500,000.00	75	500,000.00
33	500,000.00	76	500,000.00
34	500,000.00	77	500,000.00
35	500,000.00	78	500,000.00
36	500,000.00	79	500,000.00
37	500,000.00	80	500,000.00
38	500,000.00	81	500,000.00
39	500,000.00	82	500,000.00
40	500,000.00	83	500,000.00
41	500,000.00	84	500,000.00
42	500,000.00	85	500,000.00
43	500,000.00

REFER TO YOUR RIDER FOR MORE INFORMATION.

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DEFINITIONS

Account value: The sum of the amounts allocated to the divisions of the Separate Account and to the Guaranteed Interest Division, as well as any amount set aside in the Loan Division.

Accumulation unit: A unit of measurement used to calculate the account value in each division of the Separate Account.

Accumulation unit value: The value of the accumulation units of each division of the Separate Account. The accumulation unit value is determined as of each valuation date.

Age: The policy is issued at the age shown in the Schedule. The issue age is based on the age on the birthday nearest to the policy date.

Base death benefit: The base death benefit depends on the death benefit option you choose. This is defined in the Base Death Benefit provision of the policy.

Cash surrender value: Cash surrender value on any valuation date is the account value minus the surrender charge, if any.

Customer Service Center: Our Customer Service Center is located at P.O. Box 5065, Minot, ND 58702-5065. For overnight delivery, the address is 2000 21st Ave NW, Minot, ND 58703-0890.

Divisions of the Separate Account: The investment divisions available in the Separate Account, each of which invests in a corresponding mutual fund.

General Account: The account containing all of our assets other than those held in a separate account.

Guaranteed Interest Division: Part of our General Account to which all or part of the account value may be allocated and which provides guarantees of principal and interest.

Initial period: The initial period ends on the earlier of: (a) the date this policy was delivered to you plus the right to examine period, so long as we receive notice of the delivery date at our Customer Service Center before the date defined in (b), or (b) the date this policy is mailed from our Customer Service Center plus 5 days plus the right to examine period.

Investment date: The first date we apply your net premium payment to your policy. We will allocate the initial net premium to your policy at the end of the valuation period during which the latest of the following requirements is satisfied:

we receive the amount of premium required for coverage to begin under the policy; and
we have approved the policy for issue; and
all issue requirements have been met and received in our Customer Service Center.

Loan Division: Part of our General Account in which funds are set aside to secure any outstanding policy loan and accrued loan interest when due.

Minimum death benefit: The minimum death benefit is the stated death benefit if there is no Adjustable Term Insurance Rider attached to your policy. If there is an Adjustable Term Insurance Rider attached to your policy, the minimum death benefit is the target death benefit. The minimum death benefit is shown on the Schedule.

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Monthly Processing Date: The date each month on which the monthly deductions from the account value are due. The first monthly processing date will be the policy date or the date on which the initial net premium is allocated to your policy, if later. Subsequent monthly processing dates will be the same date as the policy date each month thereafter. If that date is not a valuation date, the monthly processing date will be the next valuation date.

Net account value: The amount of the account value minus any policy loan including accrued but unpaid loan interest.

Net cash surrender value: The amount of the cash surrender value minus any policy loan including accrued but unpaid loan interest.

Net premium: The premium amount paid minus the premium expense charge shown in the Schedule. This charge is deducted from each premium before the premium is applied to your account value.

Partial withdrawal: The withdrawal of a portion of your net cash surrender value from the policy. The partial withdrawal may cause a surrender charge to be incurred and may reduce the death benefit.

Policy loan: The sum of amounts you have borrowed from your policy, increased by any policy loan interest capitalized when due, and reduced by any policy loan repayments.

Right to examine period: The number of days after delivery during which you have the right to examine your policy and return it for a refund. See the cover page for a description of your right to examine period.

Scheduled premium: The premium amount that you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. Premiums may be paid monthly, quarterly, semiannually, or annually, as you determine. You need not pay the scheduled premium and you may change it at any time. Also, within limits, you may pay less or more than the scheduled premium.

Segment: A segment is a block of death benefit coverage. The stated death benefit shown on the Segment Benefit Profile of the Schedule is the initial segment, or Segment #1. Each increase in the stated death benefit (other than due to an option change) is a new segment. Each new segment will be shown separately on the Segment Benefit Profile of the Schedule. The first year for a segment begins on the effective date of the segment and ends one year later. Each new segment may be subject to a new premium expense charge, new surrender charge, new cost of insurance charges and new incontestability and suicide exclusion periods.

Segment premium: The actual premium received allocated to existing segments. Premium is allocated in the same proportion that the segment target premium bears to the sum of all segment target premium. If there is only one segment target premium, the entire premium is allocated to the segment. Segment target premium is shown in the Schedule. Because each segment has unique segment years, each segment premium is associated with a segment year.

Separate Account: The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from our other assets.

Stated death benefit: The sum of the segments under the policy. The stated death benefit changes when there is an increase or a decrease or when a transaction on the policy causes it to change (for example, a partial withdrawal under an Option 1 base death benefit may cause the stated death benefit to change).

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Surrender charge: The charge made against your account value in the event of surrender, policy lapse, requested reductions in the stated death benefit or certain partial withdrawals.

Target death benefit: The target death benefit is the stated death benefit plus the amount of Adjustable Term Insurance Rider benefit, if any. Refer to the Adjustable Term Insurance Rider for more information.

Target premium: Target premium is used to determine your premium expense charge and is actuarially determined based on the age and gender of the insured person. Target premium is not based on your scheduled premium.

Valuation date: Each date on which the accumulation unit value of the divisions of the Separate Account and the net asset value of the shares of the corresponding mutual funds are determined.

Currently, these values are determined after the close of business of the New York Stock Exchange ("NYSE") on any normal business day, Monday through Friday, that the NYSE is open for trading. The valuation date may be revised as needed in accordance with applicable federal securities laws and regulations.

Valuation period: The period which begins at 4:00 p.m. Eastern time on a valuation date and ends at 4:00 p.m. Eastern time on the next succeeding valuation date. The valuation period may be revised as needed in accordance with applicable federal securities laws and regulations.

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INSURANCE COVERAGE PROVISIONS

POLICY DATE

The policy date shown in the Schedule is the effective date for all coverage provided in the original application. The policy date is the date from which we measure policy years and determine the monthly processing date. The first monthly processing date is the investment date. Future monthly processing dates are the same calendar day of each month as the policy date unless this is not a valuation date in which case the monthly processing date occurs on the next valuation date. A policy anniversary occurs each year on the same month and day as the policy date unless this is not a valuation date in which case the policy anniversary occurs on the next valuation date. The effective date for new segments and additional benefits is shown in the Schedule.

BASE DEATH BENEFIT
The base death benefit will be determined, at any time, as follows:

Option 1: Under Option 1, the base death benefit is the greater of:

The stated death benefit; or
The account value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

Option 2: Under Option 2, the base death benefit is the greater of:

The stated death benefit plus the account value, or
The account value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

Option 3: Under Option 3, the base death benefit is the greater of:

(a) The stated death benefit plus premiums received less partial withdrawals, or
(b) The account value multiplied by the appropriate factor from the Death Benefit Factors described in the Schedule.

The stated death benefit and the death benefit option are shown in the Schedule.

This policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner consistent with that design. The base death benefit in force at any time shall not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the policy is issued. We reserve the right to amend the policy or adjust the amount of insurance when required to maintain this tax qualification. We will send you a copy of any policy amendment.

CHANGE IN REQUESTED INSURANCE COVERAGE

You may request that the insurance coverage be increased or decreased. Decreases are not allowed before the first policy anniversary. The change in coverage may not be for an amount less than $1,000. The effective date of the change will be the monthly processing date immediately following the date your written application is approved by us. After any change to the stated death benefit, you will receive an amended Schedule reflecting the change, the benefit under any riders, if applicable, the new target premium and the new surrender charge.

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Requested Increases in Coverage

Subject to our limits, you may request an increase in the stated death benefit after the first monthly processing date through attained age 85 (age 75 when this policy is issued as part of a group or sponsored plan). An increase will become effective as of the monthly processing date immediately following the date your written application is approved by us. You must provide evidence satisfactory to us that the insured is insurable according to our normal rules of underwriting for the applicable premium class for this type of policy. This evidence will include an application and may include required medical information. An increase will consist of a new segment of stated death benefit. Each new segment will result in a new premium expense charge which will be deducted from the premium allocated to the new segment. The new segment may also be subject to new surrender charges; new monthly expense charges; new cost of insurance charges and new incontestability and suicide exclusion periods.

Requested Decreases in Coverage

After the first policy anniversary, you may request a decrease in the stated death benefit. We will limit the decrease such that immediately after the requested decrease, the stated death benefit is at least the minimum amount we require to issue this policy. The minimum amount is shown in the Schedule.

A decrease will be effective as of the monthly processing date immediately following the date your written application is approved by us. A decrease will first reduce Adjustable Term Insurance Rider coverage, if attached to your policy, and will then reduce each of the stated death benefit segments in the same proportion as the stated death benefit is reduced. A surrender charge will apply if the stated death benefit is decreased and the decrease occurs during the 9 years following the policy date or the date of the prior increase. If a surrender charge applies, it will be deducted from your account value and future surrender charges will be reduced.

The stated death benefit after any change must be greater than or equal to the minimum we require to issue this policy.

Death Benefit Option Changes

Beginning with the first monthly processing date and ending with the policy anniversary nearest the insured's 100th birth date, you may request to change the death benefit option. This change will be effective as of the next monthly processing date following approval. A death benefit option change applies to the entire stated death benefit. We may not allow any change if it would reduce the stated death benefit below the minimum we require to issue this policy at the time of reduction. Death benefit option changes from Option 1 to Option 3, from Option 2 to Option 3 and from Option 3 to Option 2 are not allowed. After the effective date of the change, the stated death benefit will be changed according to the following table:

OPTION CHANGE
FROM	TO	STATED DEATH BENEFIT FOLLOWING THE CHANGE EQUALS:
Option 1	Option 2	Stated death benefit prior to such change minus your account value as of the effective date of the change.
Option 2	Option 1	Stated death benefit prior to such change plus your account value as of the effective date of the change.
Option 3	Option 1	Stated death benefit prior to such change plus the sum of all the premiums received minus all partial withdrawals taken prior to the effective date of the change.

To determine the segment stated death benefit after an option change, your account value will be allocated to each segment in the same proportion that segment bears to the stated death benefit as of the effective date of the change.

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CONTINUATION OF COVERAGE BEYOND AGE 100

If the policy is in force on the policy anniversary nearest the insured's 100th birth date, the policy will continue pursuant to the terms of the policy. On this date, the following will occur:

(a) If there is no Adjustable Term Insurance Rider on the policy, the stated death benefit for the policy remains unchanged as of the policy anniversary nearest the insured's 100th birth date. If there is an Adjustable Term Insurance Rider attached to the policy, the stated death benefit for the policy will equal the target death benefit on the policy anniversary nearest the insured's 100th birth date. Any Adjustable Term Insurance Rider will then terminate;

(b) All other riders attached to the policy also will terminate;

(c) The portion of your account value invested in the divisions of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the divisions of the Separate Account will be allowed; and

(d) If the death benefit option in force on the policy is Option 2 or Option 3, the policy will be converted to death benefit Option 1 in accordance with the procedures outlined in the Death Benefit Option Changes provision of the policy. No further changes will be allowed to the death benefit option.

After the policy anniversary nearest the insured's 100th birth date, no further premiums will be accepted and no monthly deductions will be made. Policyholder transaction charges continue to be deducted at the time of the applicable transaction. We will continue to credit interest to the account value in the Guaranteed Interest Division. Policy loans and withdrawals continue to be available. Any existing policy loan will continue. Policy loan interest will continue to accrue and if not paid, may cause your policy to lapse. Payments on policy loans will be accepted. The policy will enter the 61-day grace period if the net account value is zero or less.

If you do not want coverage to continue past the policy anniversary nearest the insured's 100th birth date, the policy may be surrendered.

PAYOUT OF PROCEEDS
Proceeds refer to the amount we will pay:

(a) Upon surrender of the policy; or
(b) Upon the insured's death.

The proceeds upon surrender of this policy will be the net cash surrender value. The amount of proceeds payable upon the insured's death will be the base death benefit in effect on the date of the insured's death; plus any amounts payable from any additional benefits provided by rider; minus any outstanding policy loan including accrued but unpaid interest; minus any unpaid monthly deductions incurred prior to the date of the insured's death. The calculation of the death proceeds will be computed as of the date of the insured's death.

We will determine the amount of death proceeds payable when we have received due proof of the insured's death and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability provisions.

We will pay proceeds in one lump sum unless you request an alternate method of payment. There are many possible methods of payment. The available payout methods are described in the Payouts Other Than As One Sum provision. Contact us or your agent/registered representative for additional information. Interest will be paid on the one lump sum death proceeds from the date of the insured's death to the date of payment, or until a payout option is selected. Interest will be at the rate we declare, or at any higher rate required by law.

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PREMIUM PROVISIONS

SCHEDULED PREMIUMS

The scheduled premium as shown in the Schedule may be paid while this policy is in force prior to the policy anniversary nearest the insured's 100th birth date. You may increase or decrease the amount of the scheduled premium, subject to limits we may set and provisions in the Premium Limitation section. Under conditions provided in the Grace Period provision you may be required to make premium payments to keep the policy in force. You may pay premiums on a monthly basis through an automated payment facility.

UNSCHEDULED PREMIUMS

You may make unscheduled premium payments at any time the policy is in force prior to the policy anniversary nearest the insured's 100th birth date, subject to the Premium Limitation section. Unless you tell us otherwise, these premium payments will first be applied to reduce or pay off any existing policy loan and, as such, premium expense charges will not be deducted. We may limit the amount of such unscheduled premium payments if the payment would result in an increase in the base death benefit.

PREMIUM LIMITATION

We will refund any premium that causes your policy not to qualify as a life insurance policy under the Internal Revenue Code. No premium may be paid after the death of the insured. No premium may be paid after the policy anniversary nearest the insured's 100th birth date.

FAILURE TO PAY PREMIUM

If you stop paying premiums prior to the policy anniversary nearest the insured's 100th birth date, your coverage may lapse. See your Grace Period provision for details.

INITIAL PREMIUM ALLOCATION

If the initial period has not ended by the investment date, net premium amounts designated for allocation to divisions of the Separate Account will be allocated to the money market division and any net premium amount designated for allocation to the Guaranteed Interest Division will be allocated to that division. Any additional net premium amounts received after the investment date and before the end of the initial period will be allocated in the same manner as the initial net premium at the end of the valuation period during which we receive the premium at our Customer Service Center. On the valuation date immediately following the end of the initial period, the balance of the amount in the money market division will be transferred to other divisions of the Separate Account according to your allocation instructions. The amounts allocated to the Guaranteed Interest Division will remain in that division.

If the initial period has ended on the investment date, initial net premium amounts will be allocated on the investment date to divisions of the Separate Account and/or to the Guaranteed Interest Division in accordance with your allocation instructions.

SUBSEQUENT PREMIUM ALLOCATIONS

After the initial period, all future scheduled and unscheduled premiums will be allocated to the divisions of the Separate Account and/or the Guaranteed Interest Division in accordance with your allocation instructions. This allocation will occur at the end of the valuation date during which we receive the premium at our Customer Service Center.

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NET PREMIUM
Net premium equals the premium paid minus the premium expense charge shown in the Schedule.

Each time we receive a premium we determine the premium expense charge by multiplying the applicable percentage times the segment premium. There is a different percentage for the segment year in which the premium is received. Premiums allocated to a new segment will be subject to a new premium expense charge.

The Schedule shows: (1) the target premium for each segment; and (2) the premium expense charge percentage. Segment premium is defined in the Definitions section of your policy.

CHANGES TO PREMIUM ALLOCATIONS

You may change your premium allocation in accordance with instructions included in your policy prospectus.

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from our General Account and our other Separate Accounts. That portion of the assets of the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.

SEPARATE ACCOUNT DIVISIONS

The Separate Account is divided into divisions, each of which invests in a corresponding underlying mutual fund. The current eligible divisions are shown in your policy prospectus. We may, from time to time, add additional divisions. If we do, you may be permitted to select from these other divisions subject to the terms and conditions we may impose on those allocations.

We reserve the right to limit the number of divisions in which you may invest over the life of the policy. This limit, if any, will be listed in the updated policy prospectus provided to you each year.

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CHANGES WITHIN THE SEPARATE ACCOUNT
Subject to state and federal law and the rules and regulations thereunder, we may, from time to time make any of the following changes to the Separate Account:

(a) Make additional divisions available. These divisions will invest in corresponding mutual funds we find suitable for the policy.

(b) Close or eliminate divisions from the Separate Account or combine 2 or more divisions.

(c) Substitute a new mutual fund for the existing mutual fund in which a division invests. A substitution may become necessary if, in our judgment, a mutual fund no longer suits the purposes of the policy, there is a change in laws or regulations, there is a change in a mutual fund's investment objectives or restrictions, the mutual fund is no longer available for investment, or for any other reason, such as a declining asset base, we deem a substitution appropriate

(d) Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another Separate Account.

(e) Withdraw the Separate Account from registration under the Investment Company Act of 1940.

(f) Operate the Separate Account as a management investment company under the Investment Company Act of 1940.

(g) Invest one or more divisions in a mutual fund other than, or in addition to, the existing mutual funds.

(h) Discontinue the sale of policies.

(i) Terminate any employer or plan trustee agreement with us pursuant to its terms.

(j) Restrict or eliminate any voting rights as to the Separate Account.

(k) Make any changes required by the Investment Company Act of 1940 or the rules or regulations thereunder.

We will not make a change until it is effective with the SEC and approved by the appropriate state insurance departments, if necessary. We will notify you of any changes to the Separate Account.

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GENERAL ACCOUNT PROVISIONS

THE GENERAL ACCOUNT
The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of our General Account.

GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another investment option to which you may allocate premiums or make transfers. The account value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any earned interest minus deductions taken from this division. Interest is credited at the guaranteed rate shown in the Schedule or may be credited at a higher rate. Any higher rate is guaranteed not to change more frequently than every policy anniversary.

LOAN DIVISION
The Loan Division is the account used to hold collateral for a policy loan, if any. See the Loan Provisions section for information.

TRANSFER PROVISIONS

After the initial premium allocation and until the policy anniversary nearest the insured's 100th birth date, your account value in each division may be transferred to any other division of the Separate Account or to the Guaranteed Interest Division upon your request. One transfer from the Guaranteed Interest Division into the separate account divisions may be made during the first 30 days of each policy year. The minimum required for transfer is $100.

We monitor transfer activity and may restrict or reject transfers that constitute Frequent Trading. Our current definition of Frequent Trading is more than one purchase and sale of the same underlying mutual fund within a 30-day period. We may modify this definition, or the definition as it applies to a particular underlying mutual fund, and any other transfer limitations or requirements we may establish at any time without prior notice. Additional limitations and requirements will be listed in and governed by your policy prospectus in effect at the time of the transfer.

On the policy anniversary nearest the insured's 100th birth date, your account value in each division of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed. Likewise, if you exercise your Change Right during the first two policy years, your account value in each division of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed.

ACCOUNT VALUE PROVISIONS
The account value is the sum of the current amounts allocated to the divisions of the Separate Account and to the Guaranteed Interest Division plus your balance in the Loan Division.

The account value is based on premiums paid, policy and rider charges assessed, loans and withdrawals taken, monthly deductions, premium expense charges, transaction charges, any surrender charges, and the investment experience or credited interest of the divisions to which your account value is allocated.

Your net account value is equal to your account value minus any policy loan including accrued but unpaid loan interest.

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VALUES ON THE INVESTMENT DATE
The value of each division of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

(a) The allocation to that division of the first net premium paid; minus
(b) The portion of any monthly deductions due on the investment date allocated to that division.

ACCUMULATION UNIT VALUE

The investment experience of a division of the Separate Account is determined as of each valuation date. We use an accumulation unit value to measure the experience of each of the Separate Account divisions during a valuation period. We generally set the accumulation unit value at $10 when each division is opened. The accumulation unit value for a valuation date equals the accumulation unit value for the preceding valuation date multiplied by the accumulation experience factor defined below for the valuation period ending on the valuation date.

The number of units for a given transaction related to a division of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that division's accumulation unit value for that date.

ACCUMULATION EXPERIENCE FACTOR

For each division of the Separate Account, the accumulation experience factor reflects the investment experience of the corresponding mutual funds in which that division invests and the charges assessed against that division for a valuation period. The accumulation experience factor is calculated as follows:

(a) The net asset value of the corresponding mutual funds in which that division invests as of the end of the current valuation period; plus
(b) The amount of any dividend or capital gains distribution declared and reinvested in the corresponding mutual funds in which that division invests during the current valuation period; minus
(c) A charge for taxes, if any.
(d) The result of (a), (b) and (c) is then divided by the net asset value of the corresponding mutual fund in which that division invests as of the end of the preceding valuation period.

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VALUE OF THE DIVISIONS OF THE SEPARATE ACCOUNT
On valuation dates after the investment date, the value of each division of the Separate Account is calculated as follows:

(a) The number of accumulation units in that division as of the beginning of the current valuation period multiplied by that division's accumulation unit value for the current valuation period; plus
(b) Any additional net premiums allocated to that division during the current valuation period; plus
(c) Any value transferred to that division during the current valuation period; minus
(d) Any value transferred from that division during the current valuation period; minus
(e) Any partial withdrawals taken and any applicable withdrawal service fees which are allocated to that division during the current valuation period; plus
(f) Any amounts transferred into that division from the Loan Division as a result of a loan or loan interest payment; minus
(g) Any amounts transferred to the Loan Division as a result of any loans which are allocated to that division during the current valuation period; minus
(h) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to that division; minus
(i) The portion of the monthly deduction allocated to that division, if a monthly processing date occurs during the current valuation period; minus
(j) The portion of any transaction charges and mutual fund redemption fees allocated to that division during the current valuation period.

VALUE OF THE GUARANTEED INTEREST DIVISION
On valuation dates after the investment date, the value of the Guaranteed Interest Division is calculated as follows:

(a) The value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus
(b) Any additional net premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus
(c) Any value transferred to the Guaranteed Interest Division during the current valuation period; minus
(d) Any value transferred from the Guaranteed Interest Division during the current valuation period; minus
(e) Any partial withdrawals taken and any applicable withdrawal service fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus
(f) Any amounts transferred from the Loan Division as a result of a loan or loan interest payment; minus
(g) Any amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus
(h) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to the Guaranteed Interest Division, minus
(i) The portion of the monthly deduction allocated to the Guaranteed Interest Division, if a monthly processing date occurs during the current valuation period; minus
(j) The portion of any transaction charges and mutual fund redemption fees allocated to the Guaranteed Interest Division during the current valuation period.

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VALUE OF THE LOAN DIVISION
On valuation dates after the investment date, the value of the Loan Division is calculated as follows:

(a) The value of the Loan Division on the prior valuation date; plus
(b) Any interest credited to the Loan Division during the valuation period; plus
(c) An amount equal to any additional loans since the prior valuation date; minus
(d) Any loan repayments, including payment of loan interest; plus
(e) The amount of accrued loan interest if the valuation date is a policy anniversary; minus
(f) The amount of interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the divisions of the Separate Account and Guaranteed Interest Division according to your premium allocation instructions then in effect.

DEDUCTIONS
MONTHLY DEDUCTION
The monthly deduction is equal to:

(a) The cost of insurance charges for this policy; plus
(b) The monthly charges for any other additional benefits provided by rider; plus
(c) The monthly expense charges shown in the Schedule.

Monthly deductions are taken from the divisions of the Separate Account and Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction. You may designate a single source from which deductions will be taken. This deduction is taken from your account value as of the monthly processing date. These deductions will be displayed in periodic reports that we send you at least once per policy year. After the policy anniversary nearest the insured's 100th birth date, no further monthly deductions will be made except policyholder transaction charges incurred after this date.

Policyholder transaction charges, as described in the Schedule, are deducted at the time of the applicable transaction.

COST OF INSURANCE

The cost of insurance for the policy is the sum of the cost of insurance for all segments. A segment's cost of insurance is the cost of insurance rate for the premium class for the segment multiplied by the net amount at risk allocated to the segment. It is determined on a monthly basis.

The net amount at risk is (a) minus (b) where:

(a) is the sum of (i) the base death benefit for each segment as of the monthly processing date after the monthly deductions (other than cost of insurance charges for the base death benefit and any riders), divided by (ii) the result of 1 plus the monthly equivalent of the guaranteed interest rate for the Guaranteed Interest Division as shown in the Schedule; and

(b) is your account value as of the monthly processing date after the monthly deductions (other than the cost of insurance charges for the base death benefit and any riders).
The net amount at risk will be allocated to a segment in the same proportion as that segment's stated death benefit bears to the sum of the stated death benefits for all segments.

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The cost of insurance rate for each segment will be determined by us from time to time. Different rates will apply to each segment. They will be based on the gender and age of the insured as of the effective date of segment coverage, the duration since the coverage began, and the segment premium class. Any change in rates will apply to all individuals of the same premium class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates for the segment. These tables are in the Schedule.

REDEMPTION FEES

If applicable, we may deduct the amount of any redemption fees imposed by the underlying mutual funds as a result of withdrawals, transfers or other transactions you initiate. Redemption fees, if any, are separate and distinct from any transaction charges or any other charges deducted from your account value.

LOAN PROVISIONS
POLICY LOANS

You may obtain a policy loan on or after the first monthly processing date. The maximum amount you may borrow at any time equals the cash surrender value on the date of the loan request less any outstanding policy loan including accrued but unpaid loan interest to the next policy anniversary and less all monthly deductions to the next policy anniversary, or 13 monthly deductions if you take a loan within the 30-day period before your next policy anniversary. The policy loan is a first lien on your policy. The outstanding policy loan amount is equal to the loan amount as of the beginning of the policy year plus new loans and minus loan repayments, plus accrued interest. The minimum amount you may borrow is shown in the Schedule.

LOAN INTEREST

The maximum annual policy loan interest rates are shown in the Schedule. The current interest rates may be less than these maximum rates and may change from time to time. If a loan is made, interest is due and payable at the end of the policy year. Thereafter, interest on the loan amount is due annually at the end of each policy year until the loan is repaid. If interest is not paid when due, it is added to the policy loan.

If the policy loan amount and any accrued interest equals or exceeds the account value, a premium sufficient to keep this policy in force must be paid as provided in the Grace Period provision.

LOAN DIVISION

When a policy loan is taken or when interest is not paid in cash when due, an amount equal to the loan (or unpaid loan interest) respectively, is transferred from the divisions of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. This amount will be deducted from the divisions of the Separate Account and the Guaranteed Interest Division in the same proportion that your value in each division bears to your net account value as of the date the transfer is effective unless otherwise specified in your instructions to us. Your value in the Loan Division will be credited with interest at an annual interest rate for the Loan Division no less than the rate shown in the Schedule.

When a loan repayment is made an amount equal to the repayment is transferred from the Loan Division to the Guaranteed Interest Division and the divisions of the Separate Account in the same proportion as your current premium allocation unless you request a different allocation in writing.

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PARTIAL WITHDRAWAL PROVISIONS

You may request a partial withdrawal from your account value on any valuation date after the first policy anniversary by writing to us at our Customer Service Center. The minimum and maximum partial withdrawal amounts are shown in the Schedule. When we process a partial withdrawal, the amount of the withdrawal plus a service fee is deducted from your account value. The amount of the service fee is shown in the Schedule. We limit the number of partial withdrawals in a policy year. This number is shown in the Schedule.

The stated death benefit is not reduced by a partial withdrawal taken when the base death benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code and the amount withdrawn is not greater than that which reduces your account value to the level which no longer requires the base death benefit to be increased for Internal Revenue Code purposes.

Otherwise, the stated death benefit may be reduced by the amount of the partial withdrawal depending on the death benefit option in effect.

For a policy with an Option 1 death benefit, a partial withdrawal reduces your stated death benefit by the amount of the partial withdrawal.

For a policy with an Option 2 death benefit, a partial withdrawal does not reduce your stated death benefit.

For a policy with an Option 3 death benefit, a partial withdrawal reduces your stated death benefit by any amount of the partial withdrawal in excess of premiums paid, less prior withdrawals, to the date of the partial withdrawal.

Any reduction in death benefit or account value will occur as of the date the partial withdrawal occurs. We will limit the amount of the partial withdrawal such that, immediately after the requested withdrawal, the death benefit is at least equal to the minimum death benefit we require to issue this policy. The minimum amount is shown in the Schedule.

You may specify how much of the withdrawal you wish taken from each division of the Separate Account or from the Guaranteed Interest Division. You may not withdraw from the Guaranteed Interest Division more than the total withdrawal times the ratio of your account value in the Guaranteed Interest Division to your net account value immediately prior to the withdrawal. Unless you indicate otherwise, we will take the withdrawal from amounts in the Guaranteed Interest Division and the divisions of the Separate Account in the same proportion that your value in each division bears to your net account value immediately prior to the withdrawal. The withdrawal service fee and any surrender charge deducted from your account value is deducted from each division of the Separate Account and the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

We will send you a new Schedule to reflect the effect of the withdrawal if there is any change to the stated death benefit and surrender charges. We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits will be effective as of the valuation date after we receive your request.

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SURRENDER PROVISIONS

BASIS OF COMPUTATIONS

The cash surrender value under the policy is not less than the minimums required as of the policy date by the state in which your policy was delivered. A detailed statement of the method of computation of policy values under the policy has been filed with the insurance department of the state in which the policy was delivered, if required.

NET CASH SURRENDER VALUE
The net cash surrender value on any date will be your account value minus any applicable surrender charge and minus any policy loan including accrued but unpaid loan interest.

SURRENDER CHARGES

A separate surrender charge will apply to each stated death benefit coverage segment. The surrender charge for this policy is the sum of the surrender charge for each coverage segment of stated death benefit.

The surrender charge for each segment is determined from the surrender charge table in the Schedule. It depends on the segment year, age on the segment effective date, and the effective date and initial stated death benefit as shown in the Schedule. The surrender charge is based on the amount of stated death benefit surrendered and may change upon any increase or decrease in the policy's death benefit.

During the first 9 policy years or within 9 years of the effective date of an increase in the stated death benefit segment, if you request a decrease to the stated death benefit or take a partial withdrawal which causes the stated death benefit to decrease, the surrender charge will decrease in the same proportion that the stated death benefit decreases.

Upon a decrease in the stated death benefit, a portion of the surrender charge will be deducted from your account value. The amount of the surrender charge which will be deducted from your account value will equal the surrender charge in effect before the decrease minus the surrender charge in effect after the decrease. A surrender charge is not deducted from your account value if the stated death benefit is decreased because the death benefit option is changed. If the surrender charge deducted from your account value causes your net account value to become zero or less, you may enter the Grace Period (see Grace Period).

FULL SURRENDERS

You may surrender your policy after the right to examine period or at any time before the death of the insured and receive the net cash surrender value. We will compute the net cash surrender value as of the valuation date we receive both your request and the policy at our Customer Service Center. This policy will be canceled as of the date we receive your request, and there will be no further benefits under this policy. Once you surrender this policy, it cannot be reinstated.

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GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD
On a monthly processing date, if the net account value is zero or less, the policy will enter into a 61-day grace period:

During the grace period you must make the required premium payment then due to keep the policy in force. If this amount is not received in full by the end of the grace period, the policy will lapse without value. The required premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the policy and any riders in force for 2 months following receipt of the required premium payment. If we receive at least the required premium payment during the grace period we will apply the net premium payment to the policy and make deductions for the past due amounts.

Notice of the amount of the required premium payment will be mailed to you and any assignee at the last known address at least 30 days before the end of the grace period.

If the death of the insured occurs during the grace period, we will deduct any overdue monthly charges from the death proceeds of the policy.

TERMINATION
All coverage provided by this policy will end as of the earliest of:

(a) The date the policy is surrendered;
(b) The date of the insured's death; or
(c) The date the grace period ends without payment of the required premium.

REINSTATEMENT

The policy and certain riders may be reinstated within five years after the beginning of the grace period. The reinstatement will be effective as of the monthly processing date on or next following the date we approve your written application for reinstatement.

We will reinstate the policy and any riders if the following conditions are met:

(a) You have not surrendered the policy for its net cash surrender value;

(b) You submit evidence satisfactory to us that the insured and those insured under any riders are still insurable according to our normal rules of underwriting for the applicable underwriting class for this type of policy; and

(c) We receive payment of the amount of premium sufficient to keep the policy and any riders in force from the beginning of the grace period to the end of the expired grace period and for 2 months after the date of reinstatement. We will let you know at the time you request reinstatement, the amount of premium needed for this purpose.

The surrender charge as of the date of reinstatement will equal the surrender charge as of the beginning of the grace period.

We will reinstate any policy loan, with accrued loan interest to the end of the grace period, which existed when coverage ended.

Upon reinstatement, the net premium received minus past due amounts will be allocated to the divisions of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the grace period or as directed by you in writing at the time of reinstatement.

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DEFERRAL OF PAYMENT

Requests for withdrawals, policy loans or payment of proceeds for a full surrender will be mailed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Separate Account transactions for any of the following reasons:

(a) The NYSE is closed, other than customary weekend and holiday closings.
(b) Trading on the NYSE is restricted by the SEC.
(c) The SEC declares that an emergency exists as a result of which disposal of securities in the Separate Account is not reasonably practicable to determine your account value in the divisions.
(d) A governmental body having jurisdiction over the Separate Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c), or (d) exist.

Death proceeds will be paid within 7 days of determination of the proceeds and are not subject to deferment. We may defer for up to 6 months payment of any surrender proceeds, withdrawal or loan amounts from the Guaranteed Interest Division.

GENERAL POLICY PROVISIONS
THE POLICY

The policy, including the original application and applications for any increases, decreases, riders, endorsements, any Schedule pages, and any reinstatement applications make up the entire contract between you and us. A copy of the original application will be attached to the policy at issue or at delivery. A copy of any application as well as a new Schedule will be attached or furnished to you for attachment to the policy at the time of any change in coverage. In the absence of fraud, all statements made in any application will be considered representations and not warranties. No statement will be used to deny a claim unless it is in an application.

CONTRACT CHANGES

All changes made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other persons can change any of this policy's terms and conditions.

AGE

The policy is issued at the age shown in the Schedule. This is the insured's age on the birthday nearest to the policy date. The insured's age at any time is the age shown in the Schedule increased by the number of completed policy years.

PROCEDURES

We must receive any election, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

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In the event of the death of the insured, please let us or our agent/registered representative know as soon as possible. Upon notification to us or our agent/registered representative, instructions will promptly be sent to you or the beneficiary. We may require proof of age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent. Settlement will be made upon receipt of due proof of death.

OWNERSHIP

The original owner is the person or entity named as the owner in the application. You, as the owner, can exercise all rights and receive the benefits until the insured's death. This includes the right to change the owner, beneficiaries, and methods for the payment of proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending written notice to us. The effective date of the change to the new owner will be the date you sign the notice. The change will not affect any payment made or action taken by us before we record the change at our Customer Service Center.

BENEFICIARIES

The primary beneficiary surviving the insured's death will receive any death proceeds which become payable. Surviving contingent beneficiaries are paid death proceeds only if no primary beneficiary has survived the insured's death. If more than one beneficiary in a class survives the insured's death, they will share the death proceeds equally, unless your designation provides otherwise. If there is no designated beneficiary surviving, you or your estate will be paid the death proceeds. The beneficiary designation will be on file with us or at a location designated by us. Until the insured's death, you may name a new beneficiary. The effective date of the change will be the date the request was signed. We will pay proceeds to the most recent beneficiary designation on file. We will not be subject to multiple payments.

CHANGE RIGHT

If, for any reason within the first 2 policy years you no longer want a policy in which values vary with the investment experience of the Separate Account, we will change this policy. The change will be implemented by transferring your account value in all the divisions of the Separate Account into the Guaranteed Interest Division and removing your future right to choose to allocate funds to the divisions of the Separate Account.

COLLATERAL ASSIGNMENT

You may assign this policy as collateral security by written notice to us. Once it is recorded with us, the rights of the owner and beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY
After this policy has been in force while the insured is alive for 2 years from the policy date, we will not contest the statements in the application attached at issue.

After this policy has been in force while the insured is alive for 2 years from the effective date of any new segment or from the effective date of an increase in any other benefit, we will not contest the statements in the application for the new segment or other increase.

After this policy has been in force while the insured is alive for 2 years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.

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MISSTATEMENT OF AGE OR GENDER

If the insured's age or gender has been misstated, the death benefit will be adjusted. Notwithstanding the Incontestability provision above, the death benefit will be that which the cost of insurance which was deducted from your account value on the last monthly processing date prior to the death of the insured would have purchased for the insured's correct age and gender.

RECLASSIFICATION OF SMOKER AND/OR TOBACCO USE STATUS

If there is a change in the insured's smoking and/or tobacco use habits during the time this policy is in force, you may apply for a reclassification of the insured's premium rate class by sending a written request to us at our Customer Service Center. This policy must have been in force for one year from the earlier of its issue date or policy date before any such request may be made. Any reclassification will be based upon our general underwriting rules in effect at the time your request is submitted, and may include criteria other than smoking and/or tobacco use status. The insured may be required to undergo a new medical examination prior to any such reclassification. Our definitions of smoker and/or tobacco use at that time may also be different than our definitions at the time this policy was issued. This policy's CONTESTABILITY and SUICIDE provisions will not begin again upon the insured's reclassification.

SUICIDE EXCLUSION

If the insured commits suicide, while sane or insane, within 2 years of the policy date, we will make a limited payment to the beneficiary. We will pay in one sum the amount of all premiums paid to us during that time, minus any outstanding policy loan (including accrued but unpaid interest) and partial withdrawals. Coverage under the policy and all riders will then terminate.

If the insured commits suicide, while sane or insane, within 2 years of the effective date of a new segment or of an increase in any other benefit, we will make a limited payment to the beneficiary for the new segment or other increase. This payment will equal the cost of insurance and any applicable monthly expense charges deducted for such increase. Coverage under that segment will then terminate.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the current account value, cash surrender value and premiums paid since the last report. The report will also show the allocation of your account value as of the date of the report and the amounts added to or deducted from your account value of each division since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and account values. This illustration will include the information as required by the laws or regulations where this policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.

NONPARTICIPATING
The policy does not participate in our surplus earnings.

CUSTOMER SERVICE CENTER
Our Customer Service Center is at the address shown in the Schedule. Unless otherwise provided in this policy or you are otherwise notified:
(a) All requests and payments should be sent to us at our Customer Service Center; and
(b) All transactions are effective as of the valuation date the required information is received at our Customer Service Center.

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PAYOUTS OTHER THAN AS ONE SUM
ELECTION

Before the insured's death, you may elect to have the beneficiary receive the proceeds other than in one lump sum. If you have not made an election, the beneficiary may do so within 60 days after we receive due proof satisfactory to us of the insured's death. You may also elect to take the net cash surrender value of the policy upon its surrender other than in one lump sum. Satisfactory written request must be received at our Customer Service Center before payment can be made. A payee that is not a natural person may not be named without our consent. The various methods of settlement are described in the following Payout Options section.

PAYOUT OPTIONS

OPTION I. Payouts for a Designated Period. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year as elected for a designated period, which may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table I.

OPTION II. Life Income With Payouts for Designated Period. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years as elected. The installment dollar amounts will be equal except for any excess interest, as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table II. This option is available only for ages shown in the table.

Payouts for Payout Option II will be determined by using the 2000 Individual Annuity Mortality Table for the appropriate gender at 1.5% interest.

OPTION III. Hold at Interest. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date elected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as elected. Money may not be left on deposit for more than 30 years.

OPTION IV. Payouts of a Designated Amount. Payouts will be made until proceeds, together with interest, which will be at the rate declared by us or at any higher rate required by law, are exhausted. Payouts will be made in annual, semi-annual, quarterly or monthly equal installments per year, as elected.

OPTION V. Other. Settlement may be made in any other manner as agreed upon in writing between you (or the beneficiary) and us.

CHANGE AND WITHDRAWAL

You may change any payout election at any time before the insured's death. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has elected the option, the beneficiary (as primary payee) may take the actions below.

(a) Changes may be made from Payout Options I, III, and IV to another option.
(b) Full withdrawals may be made under Payout Option III or IV. Partial withdrawals of not less than $300 may be made under Payout Option III.
(c) Remaining installments under Payout Option I may be commuted at 3% interest and received in one sum.
(d) Changes in any contingent payee designation may be made.

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A written request must be sent to our Customer Service Center to make a change or withdrawal. We also may require that you send in the supplementary policy. We may defer payment of commuted and withdrawable amounts for a period up to 6 months.

EXCESS INTEREST

If we declare that Payout Options are to be credited with an interest rate above that guaranteed, it will apply to Payout Options I, II, III, and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods.

MINIMUM AMOUNTS

The minimum amount which may be applied under any option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a payout option becomes effective, the policy will be surrendered in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy's effective date will be the date of the insured's death or the date of other settlement. The first payment under Options I, II, and IV will be payable as of the effective date. The first interest payment under Option III will be made as of the end of the interest payment period elected. Subsequent payments will be made in accordance with the frequency of payment elected. The supplementary policy may not be assigned or payments made to another without our consent.

INCOME PROTECTION

Unless otherwise provided in the election, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained, and installments are not subject to any payee's debts, policies, or engagements.

DEATH OF PRIMARY PAYEE

Upon the primary payee's death, any payments certain under Option I or II, interest payments under Option III, or payments under Option IV will be continued to the contingent payee, or, amounts may be released in one sum if permitted by the policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options that may be provided by mutual agreement will be provided upon reasonable request.

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SETTLEMENT OPTION TABLES

SETTLEMENT OPTION TABLE I

(Per $1,000 of Net Proceeds)

No. of Years Payable	Monthly Installments	No. of Years Payable	Monthly Installments
1	$83.90	16	$5.85
2	$42.26	17	$5.55
3	$28.39	18	$5.27
4	$21.45	19	$5.03
5	$17.28	20	$4.81

6	$14.51	21	$4.62
7	$12.53	22	$4.44
8	$11.04	23	$4.28
9	$9.89	24	$4.13
10	$8.96	25	$3.99

11	$8.21	26	$3.86
12	$7.58	27	$3.75
13	$7.05	28	$3.64
14	$6.59	29	$3.54
15	$6.20	30	$3.44

These monthly income factors are based on an interest rate of 1.5% per year.

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SETTLEMENT OPTION TABLE II
Female

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment
Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain	Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
15	1.92	1.92	1.92	1.92	41	2.57	2.56	2.56	2.55
16	1.94	1.94	1.94	1.94	42	2.61	2.60	2.60	2.59
17	1.95	1.95	1.95	1.95	43	2.65	2.64	2.64	2.63
18	1.97	1.97	1.97	1.97	44	2.69	2.69	2.68	2.67
19	1.99	1.99	1.99	1.99	45	2.74	2.73	2.73	2.71
20	2.01	2.01	2.01	2.00	46	2.79	2.78	2.77	2.76
21	2.02	2.02	2.02	2.02	47	2.84	2.83	2.82	2.80
22	2.04	2.04	2.04	2.04	48	2.89	2.88	2.87	2.85
23	2.06	2.06	2.06	2.06	49	2.94	2.94	2.92	2.90
24	2.08	2.08	2.08	2.08	50	3.00	2.99	2.98	2.95
25	2.10	2.10	2.10	2.10	51	3.06	3.05	3.03	3.00
26	2.13	2.12	2.12	2.12	52	3.12	3.11	3.09	3.06
27	2.15	2.15	2.15	2.14	53	3.19	3.18	3.16	3.12
28	2.17	2.17	2.17	2.17	54	3.26	3.25	3.22	3.18
29	2.19	2.19	2.19	2.19	55	3.33	3.32	3.29	3.24
30	2.22	2.22	2.22	2.21	56	3.41	3.39	3.36	3.30
31	2.25	2.24	2.24	2.24	57	3.49	3.47	3.43	3.37
32	2.27	2.27	2.27	2.27	58	3.58	3.56	3.51	3.44
33	2.30	2.30	2.30	2.29	59	3.67	3.65	3.59	3.51
34	2.33	2.33	2.32	2.32	60	3.77	3.74	3.68	3.58
35	2.36	2.36	2.35	2.35	61	3.87	3.84	3.77	3.66
36	2.39	2.39	2.39	2.38	62	3.98	3.94	3.86	3.73
37	2.42	2.42	2.42	2.41	63	4.10	4.05	3.96	3.81
38	2.46	2.45	2.45	2.44	64	4.22	4.16	4.06	3.88
39	2.49	2.49	2.49	2.48	65	4.35	4.29	4.16	3.96
40	2.53	2.53	2.52	2.51	66	4.49	4.42	4.27	4.04

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

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SETTLEMENT OPTION TABLE II/Female

(Continued)

(Per $1,000 of Net Proceeds)
Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment
Female	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
67	4.64	4.55	4.38	4.11
68	4.80	4.69	4.49	4.19
69	4.97	4.85	4.61	4.26
70	5.15	5.00	4.73	4.33
71	5.35	5.17	4.85	4.39
72	5.56	5.35	4.97	4.45
73	5.78	5.53	5.09	4.51
74	6.03	5.72	5.20	4.56
75	6.28	5.92	5.31	4.604.60
76	6.56	6.12	5.42	4.64
77	6.85	6.32	5.52	4.68
78	7.17	6.53	5.62	4.70
79	7.50	6.74	5.70	4.73
80	7.86	6.95	5.78	4.75
81	8.23	7.15	5.85	4.76
82	8.63	7.35	5.91	4.78
83	9.04	7.54	5.97	4.79
84	9.47	7.71	6.01	4.80
85	9.91	7.88	6.05	4.80
86	10.36	8.03	6.08	4.81
87	10.82	8.17	6.11	4.81
88	11.28	8.29	6.13	4.81
89	11.73	8.40	6.15	4.81
90	12.17	8.50	6.16	4.81

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

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SETTLEMENT OPTION TABLE II
Male

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment
Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain	Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
15	1.99	1.99	1.99	1.99	41	2.73	2.73	2.72	2.70
16	2.01	2.01	2.01	2.01	42	2.78	2.78	2.76	2.74
17	2.03	2.03	2.03	2.03	43	2.83	2.82	2.81	2.79
18	2.05	2.05	2.05	2.04	44	2.88	2.87	2.86	2.83
19	2.07	2.07	2.07	2.06	45	2.94	2.93	2.91	2.88
20	2.09	2.09	2.09	2.08	46	2.99	2.98	2.96	2.93
21	2.11	2.11	2.11	2.10	47	3.05	3.04	3.02	2.98
22	2.13	2.13	2.13	2.12	48	3.11	3.10	3.07	3.03
23	2.15	2.15	2.15	2.15	49	3.18	3.16	3.13	3.09
24	2.17	2.17	2.17	2.17	50	3.24	3.22	3.19	3.14
25	2.20	2.20	2.19	2.19	51	3.31	3.29	3.26	3.20
26	2.22	2.22	2.22	2.22	52	3.39	3.36	3.32	3.26
27	2.25	2.25	2.24	2.24	53	3.47	3.44	3.39	3.32
28	2.27	2.27	2.27	2.27	54	3.55	3.52	3.47	3.39
29	2.30	2.30	2.30	2.29	55	3.63	3.60	3.54	3.45
30	2.33	2.33	2.33	2.32	56	3.73	3.68	3.62	3.52
31	2.36	2.36	2.35	2.35	57	3.82	3.77	3.70	3.58
32	2.39	2.39	2.38	2.38	58	3.92	3.87	3.79	3.65
33	2.42	2.42	2.42	2.41	59	4.03	3.97	3.87	3.72
34	2.46	2.45	2.45	2.44	60	4.15	4.08	3.97	3.79
35	2.49	2.49	2.48	2.47	61	4.27	4.19	4.06	3.86
36	2.53	2.52	2.52	2.51	62	4.40	4.30	4.16	3.93
37	2.56	2.56	2.56	2.54	63	4.54	4.43	4.26	4.01
38	2.60	2.60	2.59	2.58	64	4.69	4.56	4.36	4.07
39	2.65	2.64	2.63	2.62	65	4.85	4.69	4.46	4.14
40	2.69	2.68	2.68	2.66

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

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SETTLEMENT OPTION TABLE II/Male
(Continued)

(Per $1,000 of Net Proceeds)
Age of Payee Nearest Birth date When First Installment is Payable	Monthly Installment
Male	Life With 5 Years Certain	Life With 10 Years Certain	Life With 15 Years Certain	Life With 20 Years Certain
66	4.98	4.83	4.57	4.21
67	5.15	4.98	4.68	4.27
68	5.34	5.13	4.78	4.33
69	5.53	5.29	4.89	4.39
70	5.74	5.45	5.00	4.45
71	5.95	5.62	5.10	4.50
72	6.18	5.80	5.21	4.54
73	6.42	5.97	5.31	4.58
74	6.68	6.15	5.40	4.62
75	6.95	6.33	5.49	4.66
76	7.23	6.52	5.58	4.68
77	7.53	6.70	5.66	4.71
78	7.85	6.88	5.73	4.73
79	8.17	7.06	5.80	4.75
80	8.52	7.24	5.86	4.76
81	8.87	7.41	5.92	4.78
82	9.24	7.57	5.97	4.79
83	9.62	7.73	6.01	4.80
84	10.01	7.88	6.05	4.80
85	10.41	8.02	6.08	4.81
86	10.81	8.14	6.10	4.81
87	11.22	8.26	6.13	4.81
88	11.63	8.37	6.14	4.81
89	12.04	8.47	6.16	4.81
90	12.45	8.55	6.17	4.81

Rates for ages not shown will be furnished upon request.

These monthly income factors are based on the 2000 Individual Annuitant Mortality Table and interest at the rate of 1.5% per year.

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2514(VUL)-9/04 29

This policy is a FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY,
This is a NON-PARTICIPATING policy.

Death benefits and other values provided by this contract, when based on the investment experience of the Separate Account, are variable. These values may increase or decrease based on investment experience of the divisions of the Separate Account and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured's 100th birth date.

To obtain information or make a complaint, contact
Security Life of Denver Insurance Company

Customer Service Center
P.O. Box 5065
Minot, ND 58702-5065

Toll Free Number: 1-877-253-5050

SECURITY LIFE OF DENVER INSURANCE COMPANY
A Stock Company

V00025140030
2514(VUL)-9/04